Exhibit 99.1

ThermoGenesis Holdings Announces Year End 2022 Financial Results and Provides Corporate Update

Conference Call to be Held Today at 1:30 p.m. PT/4:30 p.m. ET

RANCHO CORDOVA, Calif., March 30, 2023 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today reported financial and operating results for the year ended December 31, 2022 and provided a corporate strategic update.

“We are transforming ThermoGenesis from a medical device company to a contract development and manufacturing organization (“CDMO”) in the cell gene therapy field.” commented Chris Xu, Ph.D., Chief Executive Officer of ThermoGenesis. “Our proprietary cell processing technologies, such as the CAR-TXpress™ platform, combined with our existing in-house regulatory expertise, will provide valuable solutions to better support the research and clinical development of cell gene therapy products”, continued Dr. Xu.

In October 2022, the Company raised $2.0 million, and the Company raised another $3.0 million through a private placement transaction in March 2023. With these additional fundings, the Company announced the roll out of 12 ReadyStart cGMP Suites in a 35,500+ square foot state-of-art facility, expected to be available in the second or third quarter of this year. Once fully occupied, the ReadyStart cGMP Suites are expected to generate $10-$16 million in annual revenue. The ReadyStart Suites will meet the highest scientific, quality, and regulatory requirements. ThermoGenesis’ ReadyStart cGMP cleanrooms are ideal for early-stage companies looking to jump-start their development efforts and/or scale up in the same facility, providing a turnkey solution. Further, the suites will eliminate a tremendous resource burden and greatly accelerate the development cycle by allowing the resident companies to focus on their core science.

Financial Results for the Year Ended December 31, 2022

Net revenues. Net revenues for the year ended December 31, 2022, were $10.5 million, compared to $9.3 million for the year ended December 31, 2021, an increase of $1.2 million or 13%. The increase was primarily attributable to a $1.3 million increase in AXP disposable sales.

Gross profit. Gross profit for the year ended December 31, 2022 was $2.7 million, or 26% of net revenue, compared to $3.5 million, or 38% of net revenue for the year ended December 31, 2021, a decrease of $0.8 million. The decrease was primarily due to higher costs from our AXP disposable contract manufacturer and excess capacity charges incurred in 2022.

Selling, general and administrative expenses. Selling, general and administrative expenses were $7.2 million for the year ended December 31, 2022, as compared to $8.5 million for the year ended December 31, 2021, a decrease of $1.3 million or 15%. The decrease was driven by stock compensation expense, which decreased by approximately $2.2 million, offset by approximately $1.0 million in rent and operating expenses for the new CDMO facility which the Company began leasing in April 2022.

Research and development expenses. Research and development expenses were $1.7 million for year ended December 31, 2022, compared to $2.2 million for the year ended December 31, 2021, a decrease of $550,000 or 25%. The decrease was driven by reduced stock compensation expense and lower personnel expenses in 2022.

Interest expense. Interest expense decreased to $5.6 million for the year ended December 31, 2022, as compared to $6.1 million for the year ended December 31, 2021, a difference of $487,000. The decrease was driven by lower interest expense related to the portion of the Boyalife Convertible Promissory Note that was converted in June 2022.

Net loss. For the year ended December 31, 2022, the Company reported a comprehensive loss attributable to common stockholders of $11.2 million, or $(20.45) per share, based on 550,993 weighted average basic and diluted common shares outstanding. This compares to a comprehensive net loss of $11.4 million, or $(43.41) per share, based on 262,135 weighted average basic and diluted common shares outstanding for the year ended December 31, 2021.

Liquidity and capital resources. At December 31, 2022, the Company had cash and cash equivalents totaling $4.2 million, compared with $7.3 million at December 31, 2021.

Conference Call and Webcast Information

ThermoGenesis will host a conference call today at 1:30 p.m. PT/4:30 p.m. ET. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

A webcast replay will also be available on ThermoGenesis’ website for three months. To access the replay, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc. develops, commercializes, and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.thermogenesis.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. When used in this press release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company, or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Readers should be aware of important factors that, in some cases, have affected, and in the future could affect, actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These factors include without limitation, the ability to obtain capital and other financing in the amounts and at the times needed to launch new products and grow our CDMO business, market acceptance of new products, the nature and timing of regulatory approvals for both new products and existing products for which the Company proposes new claims, realization of forecasted revenues, expenses and income, initiatives by competitors, price pressures, failure to meet FDA regulated requirements governing the Company’s products and operations (including the potential for product recalls associated with such regulations), risks associated with initiating manufacturing for new products, failure to meet Foreign Corrupt Practice Act regulations, legal proceedings, risks associated with expanding into the Company’s planned CDMO business, uncertainty associated with the COVID-19 pandemic, and other risk factors listed from time to time in our reports with the Securities and Exchange Commission (“SEC”), including, in particular, those set forth in ThermoGenesis Holdings’ Form 10-K for the year ended December 31, 2022.

Company Contact:
Wendy Samford
916-858-5191
ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com

Financials

ThermoGenesis Holdings, Inc.

Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$4,177,000	$7,280,000
Accounts receivable, net	1,865,000	733,000
Inventories	3,334,000	5,373,000
Prepaid expenses and other current assets	1,508,000	1,578,000
Total current assets	10,884,000	14,964,000

Inventories, non-current	1,003,000	1,709,000
Equipment and leasehold improvements, net	1,254,000	1,261,000
Right-of-use operating lease assets, net	372,000	571,000
Right-of-use operating lease assets – related party, net	3,550,000	--
Goodwill	781,000	781,000
Intangible assets, net	1,286,000	1,318,000
Other assets	256,000	48,000
Total assets	$19,386,000	$20,652,000

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$820,000	$1,280,000
Other current liabilities	10,689,000	5,068,000
Total current liabilities	11,509,000	6,348,000

Long-term liabilities	4,554,000	10,907,000

Total ThermoGenesis Holdings, Inc. stockholders’ equity	4,296,000	3,828,000

Noncontrolling interests	(973,000)	(431,000)
Total liabilities and equity	$19,386,000	$20,652,000

ThermoGenesis Holdings, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2022	2021

Net revenues	$10,483,000	$9,294,000
Cost of revenues	7,773,000	5,801,000
Gross profit	2,710,000	3,493,000

Expenses:
Selling, general and administrative	7,244,000	8,515,000
Research and development	1,659,000	2,209,000
Total operating expenses	8,903,000	10,724,000

Loss from operations	(6,193,000)	(7,231,000)

Other income (expense):
Interest expense	(5,616,000)	(6,103,000)
Gain on extinguishment of debt	--	652,000
Employee retention tax credit and other income/(expense)	(3,000)	802,000
Total other income (expense)	(5,619,000)	(4,649,000)

Net loss	$(11,812,000)	$(11,880,000)

Loss attributable to noncontrolling interests	(542,000)	(501,000)
Net loss attributable to common stockholders	$(11,270,000)	$(11,379,000)

ThermoGenesis Holdings, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2022	2021
Net Loss	$(11,812,000)	$(11,880,000)

Cash flows from operating activities:
Net cash used in operating activities	(7,283,000)	(6,620,000)

Cash flows from investing activities:
Net cash used in investing activities	(400,000)	(93,000)

Cash flows from financing activities:
Net cash provided by financing activities	4,586,000	6,832,000

Effects of foreign currency rate changes on cash and cash equivalents	(6,000)	--
Net increase (decrease) in cash, cash equivalents and restricted cash	(3,103,000)	119,000

Cash, cash equivalents and restricted cash at beginning of period	7,280,000	7,161,000
Cash, cash equivalents and restricted cash at end of period	$4,177,000	$7,280,000